UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2014

JANEL WORLD TRADE, LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

150-14 132nd Avenue, Jamaica, New York 11434

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (718) 527-3800

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 25, 2014, Janel World Trade, Ltd. (the “Company”) filed with the Nevada Secretary of State a Certificate of Designation for 350,000 shares of Series C Cumulative Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”). The Series C Preferred Stock was designated by the Company’s Board of Directors as authorized by the Company’s Articles of Incorporation.

Holders of Series C Preferred Stock (“Series C Holders”) do not have the right to vote on actions taken by stockholders of the Company, except that the vote of the holders of a majority of the then-outstanding Series C Preferred Stock is required (a) to adopt amendments to the Company’s Amended and Restated Articles of Incorporation or bylaws which amendments would adversely affect the Series C Preferred Stock or (b) to effect a liquidation, dissolution or winding up of the Company. Series C Holders are entitled to receive annual dividends at a rate of 8.25% per annum of the original Series C Preferred Stock issuance price, or $10.00 per share subject to adjustment upon certain events (the “Original Issuance Price”), when, as and if declared by the Company’s Board of Directors, such rate to increase by 2% annually beginning on the third anniversary of issuance of such Series C Preferred Stock to a maximum rate of 14.25%. In the event of liquidation, Series C Holders shall be paid an amount equal to the Original Issuance Price, plus any accrued but unpaid dividends thereon. Shares of Series C Preferred Stock may be redeemed (1) by the Company at any time upon notice and payment of the Original Issuance Price, plus any accrued but unpaid dividends thereon (“Redemption Price”) or (2) by the Series C Holders at their option beginning on the fourth anniversary of the issuance of the Series C Preferred Stock for an amount equal to the Redemption Price.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

3.1	Certificate of Designation pursuant to NRS 78.1955 for Series C Cumulative Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL WORLD TRADE, LTD.
(Registrant)

Date: August 29, 2014	By:	/s/ William J. Lally
William J. Lally
Chief Executive Officer